Exhibit 5.1

Hogan Lovells US LLP 100 International Drive Suite 200 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

December 23, 2022

Board of Directors

Madrigal Pharmaceuticals, Inc.

Four Tower Bridge

200 Barr Harbor Drive, Suite 200

West Conshohocken, PA 19428

To the addressee referred to above:

We are acting as counsel to Madrigal Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 44,444 of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and 400,000 of shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share, convertible by the Investors (as defined below) into 400,000 shares of Common Stock (the “Preferred Stock”, and together with the Common Stock, the “Securities”) pursuant to the terms of the Securities Purchase Agreement dated December 21, 2022 (the “Agreement”), by and among the Company and the Investors set forth in the signature pages to the Agreement (the “Investors”). The offering of the Securities by the Company is being made pursuant to the Company’s registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on June 1, 2021, including a base prospectus (the “Base Prospectus”) that forms a part thereof and a prospectus supplement dated December 21, 2022 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

December 23, 2022

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)

The shares of Common Stock (including the shares of Common Stock issuable upon conversion of the Preferred Stock, when issued in accordance with the provisions of the Preferred Stock as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, as currently in effect, after the Preferred Stock was sold, issued and paid for in accordance with the Agreement) have been duly authorized for issuance and, when sold, issued and paid for in accordance with the Agreement, will have been validly issued, fully paid and nonassessable.

(b)	The shares of Preferred Stock have been duly authorized for issuance and, when sold, issued and paid for in accordance with the Agreement, will have been validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

Hogan Lovells US LLP